Supplement no. 4 to prospectus supplement dated October 29, 2007 and prospectus dated October 29, 2007
Filed Pursuant to Rule 424(b)(7)
Registration No. 333-131426

EVERGREEN ENERGY INC.

Evergreen Operations, LLC
KFx Plant, LLC
KFx Operations, LLC
Landrica Development Company
Buckeye Industrial Mining Co.

$95,000,000
8.00% Convertible Secured Notes due 2012
Guarantees of 8.00% Convertible Secured Notes due 2012
Common Stock Issuable Upon Conversion of the Notes

This supplement no. 4 to prospectus supplement dated October 29, 2007 and prospectus dated October 29, 2007 relates to the resale by certain selling securityholders of our 8.00% Convertible Secured Notes due 2012, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.

You should read this supplement no. 4 in conjunction with the prospectus dated October 29, 2007, the prospectus supplement dated October 29, 2007, supplement no. 1 dated November 26, 2007, supplement no. 2 dated January 3, 2008, and supplement no. 3 dated February 6, 2008 to the prospectus dated October 29, 2007 and the prospectus supplement dated October 29, 2007, or the prior registration documents, which should be delivered in conjunction with the supplement no. 4.  This supplement no. 4 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them.  This supplement no. 4 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 4 supersedes or supplements certain information contained in the prior registration documents.

Investing in the notes and the common stock issuable upon conversion of the notes involves risk.  See “Risk Factors” beginning on page S-11 of the prospectus supplement dated October 29, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 3 or the prior registration documents.  Any representation to the contrary is a criminal offense.

The prospectus supplement dated October 29, 2007 (as previously amended and supplemented by supplement no. 1 dated November 26, 2007, supplement no. 2 dated January 3, 2008, and supplement no. 3 dated February 6, 2008) is hereby supplemented as follows to restate, in its entirety, the “Selling Securityholders” section on pages S-78 to S-81 of the prospectus supplement.

The date of this supplement no. 4 is March 14, 2008

SELLING SECURITYHOLDERS

We originally issued the notes to the initial purchasers in a private placement in July 2007.  The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act.  Selling securityholders, which term includes their transferees, pledges, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus supplement or any applicable supplement.

The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus supplement by the selling securityholders named in the table.  We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information.  This table only reflects information regarding selling securityholders who have provided us with such information.  We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information.  We will supplement or amend this prospectus supplement to include additional selling securityholders upon request and upon provision of all required information to us.  Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary.

The number of shares of common stock issuable upon conversion of the notes shown in the table assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 190.4762 shares per $1,000 principal amount of notes.  This conversion price is subject to adjustment in certain events.  Accordingly, the number of conversion shares may increase or decrease from time to time.  The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of March 11, 2008.  Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus supplement, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus supplement pursuant to this prospectus supplement.  In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings.  As of March 11, 2008, we had $95,000,000 in principal amount of convertible secured notes due 2012 and 84,347,410 shares of common stock outstanding.

Based upon the information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Except where disclosure is included in the table below regarding natural persons exercising voting and dispositive power over the notes held by selling securityholders, the selling securityholders have represented to us that they are a publicly-held entity, or a subsidiary thereof, or an investment company registered under the Investment Company Act or 1940, or a subsidiary thereof.

In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

	Principal Amount of Notes		Shares of Common Stock Beneficially	Conversion Shares of	Common Stock Owned Upon Completion of the Offering
Name	Beneficially Owned and Offered	Percentage of Notes Outstanding	Owned Before the Offering(1)	Common Stock Offered	Number of Shares	Percentage

ACE Tempest Reinsurance Ltd(2)	$495,000	*	0	94,285	0	*
AQR Absolute Return Master Account, L.P.(3)	$2,000,000	2.11%	0	380,952	0	*
Aristeia International Limited(4)	$9,917,000	10.44%	0	1,888,952	0	*
Aristeia Partners LP(5)	$1,272,000	1.34%	0	242,285	0	*
Aristeia Special Investments Master LP(4)	$3,811,000	4.01%	0	725,904	0	*
Arlington County Employees Retirement System(2)	$335,000	*	0	63,809	0	*
B.C. McCabe Foundation(6)	$25,000	*	0	4,761	0	*
CNH CA Master Account, L.P.(7)	$3,000,000	3.16%	0	571,428	0	*
Chrysler Corporation Master Retirement Trust(2)	$2,205,000	2.32%	0	420,000	0	*
Commissioners of the Land Office(6)	$250,000	*	0	47,619	0	*
Credit Suisse Securities (USA) LLC(8)	$60,000	*	0	11,428	0	*
Delaware Public Employees Retirement System(2)	$1,245,000	1.31%	0	237,142	0	*
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(9)	$480,000	*	191,500	91,428	191,500	*
Fidelity Puritan Trust: Fidelity Balanced Fund(9)	$8,780,000	9.24%	3,512,366	1,672,381	3,512,366	4.16%
F.M. Kirby Foundation, Inc.(2)	$380,000	*	0	72,380	0	*
Highbridge Convertible Arbitrage Master Fund LP(10)	$3,750,000	3.95%	0	714,285	0	*
Highbridge International LLC(11)	$21,250,000	22.37%	0	4,047,619	0	*
ICM Business Trust(12)	$540,000	*	0	102,857	0	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(6)	$150,000	*	0	28,571	0	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(2)	$215,000	*	0	40,952	0	*
International Truck & Engine Corporation Retiree Health Benefit Trust(2)	$130,000	*	0	24,761	0	*
International Truck & Engine Corporation Retirement Plan for Salaried Employee’s Trust(6)	$75,000	*	0	14,285	0	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(2)	$115,000	*	0	21,904	0	*
Ionic Capital Master Fund Ltd.(12)	$1,460,000	1.54%	0	278,095	0	*
JABCAP Multi Strategy Master Fund Limited(13)	$6,480,000	6.82%	0	1,234,285	0	*
J-Invest Ltd(13)	$1,520,000	1.60%	0	289,523	0	*
Kellogg Capital Group LLC(14)	$1,000,000	1.05%	0	190,476	0	*
KeySpan Foundation(6)	$10,000	*	0	1,904	0	*
KeySpan Insurance Company(6)	$35,000	*	0	6,666	0	*
Lord Abbett Investment Trust – LA Convertible Fund(6)	$1,005,000	1.06%	0	191,428	0	*
Microsoft Capital Group, L.P.(2)	$220,000	*	0	41,904	0	*
National Fuel Gas Company Retirement Plan(6)	$125,000	*	0	23,809	0	*
National Railroad Retirement Investment Trust(2)	$1,190,000	1.25%	0	226,666	0	*
NFS – SCI Funeral and Merchandise Fixed Common Trust(6)	$50,000	*	0	9,523	0	*
NYC Teachers’ Variable Annuity Fund(6)	$350,000	*	0	66,666	0	*
OCM Convertible Trust(2)	$700,000	*	0	133,333	0	*
OCM Global Convertible Securities Fund(2)	$280,000	*	0	53,333	0	*
Pension, Hospitalization Benefit Plan of the Electrical Ind. Plan(6)	$125,000	*	0	23,809	0	*
Philadelphia Board of Pensions(6)	$150,000	*	0	28,571	0	*
Qwest Occupational Health Trust(2)	$150,000	*	0	28,571	0	*
Qwest Pension Trust(2)	$925,000	*	0	176,190	0	*
Radcliffe SPC, Ltd for and on behalf of the Class A Segregated Portfolio(15)	$5,000,000	5.26%	0	952,381	0	*
Total Fina Elf Finance USA, Inc.	$75,000	*	0	14,285	0	*
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(2)	$190,000	*	0	36,190	0	*
Unum Provident Corporation(2)	$370,000	*	0	70,476	0	*
Vanguard Convertible Securities Fund, Inc.(2)	$3,635,000	3.83%	0	692,380	0	*
Variable Insurance Products Fund III: Balanced Portfolio(9)	$180,000	*	117,045	34,285	117,045	*
Vermont Mutual Insurance Company(6)	$25,000	*	0	4,761	0	*
Virginia Retirement System(2)	$2,220,000	2.34%	0	422,857	0	*
Wachovia Bank, SCI Cemetery Merchandise Common Trust(6)	$35,000	*	0	6,666	0	*
Wachovia Bank, SCI Pre-Need Common Trust Fund(6)	$15,000	*	0	2,857	0	*

____________________
*	Less than one percent
(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.
(2)
Oaktree Capital Management, L.P. is the investment manager of such selling securityholder and is the majority owner of OCM Investments, LLC, a registered broker-dealer.  Such selling securityholder has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.  Oaktree Capital Management, L.P. has sole voting and dispositive power over the notes held by such selling securityholder.  Lawrence Keele is a principal of Oaktree Capital Management, L.P. and is the portfolio manager for such selling securityholder.  Mr. Keele, Oaktree Capital Management, L.P. and all employees and members of Oaktree Capital Management, L.P. disclaim beneficial ownership of the notes held by such selling securityholder, except for their pecuniary interest therein.

(3)
AQR Capital Management, LLC, as the investment advisor of such selling securityholder, has sole voting and dispositive power over the notes held by the selling securityholder.  The investment principals for AQR Capital Management, LLC are Clifford Asness, Robert Krail, John Liew, David Kabiller, Jacques Friedman, Oktay Kurbanov, Ronen Israel and Lars Nielsen.

(4)
Aristeia Capital, L.L.C. (“Aristeia”) is the investment manager of such selling securityholder and has discretionary authority to vote and dispose of the notes held by such selling securityholder and may be deemed to be the beneficial owner of these securities.  Aristeia disclaims beneficial ownership of the securities held by the selling securityholder.

(5)
Aristeia Advisors, L.L.C. (“Aristeia Advisors”) is the General Partner of the selling securityholder and has discretionary authority to vote and dispose of the notes held by the selling securityholder and may be deemed to be the beneficial owner of these securities.  Aristeia Advisors disclaims beneficial ownership of these securities held by the selling securityholder.

(6)	Maven Lindstrom has sole voting and dispositive power over the notes held by such selling securityholder.
(7)
CNH Partners, LLC, as the investment advisor of such selling securityholder, has sole voting and dispositive power over the notes held by the selling securityholder.  The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(8)
Credit Suisse Securities (USA) LLC is a registered broker-dealer.  Credit Suisse Securities (USA) LLC has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(9)
The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company (“FMR Co.”).  FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors.  FMR Co. is a wholly-owned subsidiary of FMR Corp. (“FMR”), a Delaware corporation.  The holdings are as of February 27, 2008.

(10)
Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting and dispositive power over the notes held by Highbridge Convertible Arbitrage Master Fund, L.P.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(11)
Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting and dispositive power over the notes held by Highbridge International LLC.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(12)
Ionic Capital Partners LP (“ICP”), as the investment advisor of such selling securityholder, has sole voting and dispositive power over the notes held by the selling securityholder.  Ionic Capital Management LLC (“ICM”) controls ICP.  Bart Baum, Adam Radosti and Daniel Stone collectively control ICM and therefore have ultimate voting and dispositive power over these securities.  ICP, ICM and Messrs. Baum, Radosti and Stone each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.

(13)	Jabre Capital Partners SA, Phillippe Jabre and James Saltissi have voting and dispositive power over the notes held by such selling securityholder.
(14)
Kellogg Capital Group LLC is a registered broker-dealer and has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.  Charles K. Kellog, Managing Member, and Nicholas Cappelloni, Director of Finance and Operations, have voting and dispositive power over the notes held by the selling securityholder.

(15)
Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio.  RGC Management Company, LLC (“Management”) is the general partner of RG Capital.  Steve Katznelson and Gerald Stahlecker serve as the managing members of Management.  Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

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